Free Writing Prospectus pursuant to Rule 433 dated June 10, 2024

Registration Statement No. 333-269296

Market Linked Securities — Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100 Technology Sector Index due June 30, 2027

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

* assumes a contingent fixed return of 24.25% of the face amount per security ($242.50 per security).

If the ending level of the lowest performing underlier is less than its downside threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing underlier and will lose more than 45%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated June 10, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated June 10, 2024
●
WFS Product Supplement No. 3 dated February 24, 2023
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May 2024 Nasdaq-100 Technology Sector Index supplement dated May 17, 2024
●
Underlier supplement no. 39 dated March 25, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100 Technology Sector Index
Pricing date:	expected to be June 25, 2024
Issue date:	expected to be June 28, 2024
Calculation day:	expected to be June 25, 2027
Stated maturity date:	expected to be June 30, 2027
Starting level:	with respect to an underlier, the closing level of such underlier on the pricing date
Ending level:	with respect to an underlier, the closing level of such underlier on the calculation day
Lowest performing underlier:	the underlier with the lowest underlier return
Underlier return:	ending level – starting level starting level
Contingent fixed return:	at least 24.25% of the face amount per security (at least $242.50 per security)
Contingent fixed return level:	with respect to an underlier, 70% of its starting level
Downside threshold level:	with respect to an underlier, 55% of its starting level
Downside threshold amount:	45%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level of the lowest performing underlier is greater than or equal to its contingent fixed return level: $1,000 plus the contingent fixed return
•
if the ending level of the lowest performing underlier is less than its contingent fixed return level, but greater than or equal to its downside threshold level: $1,000; or
•
if the ending level of the lowest performing underlier is less than its downside threshold level:

$1,000 + ($1,000 × underlier return of the lowest performing underlier)

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058ASJ4
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 39, May 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 39, May 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 39, May 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 39, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Closing Level of the Underliers at Any Time Other Than the Calculation Day
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Nasdaq-100 Technology Sector Index

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The Nasdaq-100 Technology Sector Index is Concentrated in the Technology Industry and Does Not Provide Diversified Exposure
▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Technology Sector Index, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Technology Sector Index and on Your Securities
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers — Dow Jones Industrial Average®”, “The Underliers — Russell 2000® Index” and “The Underliers — Nasdaq-100 Technology Sector Index” on pages S-19, S-76 and S-69 of the accompanying underlier supplement no. 39, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.